EXHIBIT 99.1

Republic Services, Inc.
Reports Fourth Quarter and Full-Year 2024 Results;
Provides 2025 Full-Year Financial Guidance

●	Exceeded Adjusted EBITDA, Adjusted Earnings Per Share and Adjusted Free Cash Flow Full-Year 2024 Guidance
●	Fourth Quarter Total Revenue Growth of 5.6 Percent
●	Fourth Quarter Earnings Per Share of $1.63 and Adjusted Earnings Per Share of $1.58
●	Expanded Fourth Quarter Net Income Margin 120 Basis Points and Adjusted EBITDA Margin 110 Basis Points
●	Generated Cash Flow from Operations of $3.94 Billion and Adjusted Free Cash Flow of $2.18 Billion in 2024
●	Returned $1.18 Billion to Shareholders in 2024

PHOENIX (February 13, 2025) – Republic Services, Inc. (NYSE: RSG) today reported net income of $512 million, or $1.63 per diluted share, for the three months ended December 31, 2024, versus $440 million, or $1.39 per diluted share, for the comparable 2023 period. Excluding certain expenses and other items, on an adjusted basis, net income for the three months ended December 31, 2024, was $497 million, or $1.58 per diluted share, versus $446 million, or $1.41 per diluted share, for the comparable 2023 period.

“We delivered another strong year of results in 2024, made possible by effectively executing our strategy designed to meet the needs of our customers and profitably grow the business. We exceeded expectations and generated double-digit growth in EBITDA, earnings and free cash flow, and expanded adjusted EBITDA margin by 140 basis points during the year,” said Jon Vander Ark, president and chief executive officer. “We continued to make investments across our business that support our differentiated capabilities and returned nearly $1.2 billion to shareholders through dividends and share repurchases.”

Fourth-Quarter 2024 Highlights:

•Total revenue growth of 5.6 percent includes 4.3 percent organic growth and 1.3 percent growth from acquisitions.

•Core price on total revenue increased revenue by 6.1 percent. Core price on related business revenue increased revenue by 7.3 percent, which consisted of 9.1 percent in the open market and 4.5 percent in the restricted portion of the business.

•Revenue growth from average yield on total revenue was 4.4 percent, and volume decreased revenue by 1.2 percent. Revenue growth from average yield on related business revenue was 5.3 percent, and volume decreased related business revenue by 1.5 percent.

•Net income was $512 million, or a margin of 12.7 percent.

•EPS was $1.63 per share, an increase of 17.3 percent over the prior year.

•Adjusted EPS, a non-GAAP measure, was $1.58 per share, an increase of 12.1 percent over the prior year.

•Adjusted EBITDA, a non-GAAP measure, was $1.25 billion, and adjusted EBITDA margin, a non-GAAP measure, was 31.0 percent of revenue, an increase of 110 basis points over the prior year.

•The Company's average recycled commodity price per ton sold at our recycling centers during the fourth quarter was $153. This represents an increase of $22 per ton over the prior year.

•The Company completed and commenced operations on two renewable natural gas projects during the quarter.

Full-Year 2024 Highlights:

•Total revenue growth of 7.1 percent includes 4.5 percent organic growth and 2.6 percent growth from acquisitions.

•Core price on total revenue increased revenue by 6.5 percent. Core price on related business revenue increased revenue by 7.8 percent, which consisted of 9.5 percent in the open market and 5.1 percent in the restricted portion of the business.

•Revenue growth from average yield on total revenue was 5.1 percent, and volume decreased revenue by 1.1 percent. Revenue growth from average yield on related business revenue was 6.2 percent, and volume decreased related business revenue by 1.3 percent.

•Net income was $2.04 billion, or a margin of 12.7 percent.

•EPS was $6.49 per share, an increase of 18.6 percent over the prior year.

•Adjusted EPS, a non-GAAP measure, was $6.46 per share, an increase of 15.2 percent over the prior year.

•Adjusted EBITDA, a non-GAAP measure, was $4.98 billion and adjusted EBITDA margin, a non-GAAP measure, was 31.1 percent of revenue, an increase of 140 basis points over the prior year.

•Cash provided by operating activities was $3.94 billion, an increase of 8.8 percent over the prior year.

•Adjusted free cash flow, a non-GAAP measure, was $2.18 billion, an increase of 10.0 percent versus the prior year.

•Cash invested in acquisitions, including an investment in a post-collection business, was $358 million.

•Six renewable natural gas projects were completed and commenced operations during the year.

•We commenced operations at our first Polymer Center in Las Vegas, and completed construction at our Polymer Center in Indianapolis.

•Cash returned to shareholders was $1.18 billion, which included $490 million of share repurchases and $687 million of dividends paid.

•The Company's average recycled commodity price per ton sold during the year was $164. This represents an increase of $47 per ton over the prior year.

2025 Financial Guidance

Republic's financial guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2025. The financial guidance also includes the expected contribution from acquisitions that have closed to date. Please refer to the Reconciliation of 2025 Financial Guidance section of this document for detail relating to the computation of non-GAAP measures as well as the Information Regarding Forward-Looking Statements section of this document. Full-year 2025 financial guidance is as follows:

•Revenue: Republic expects revenue to be in the range of $16.850 billion to $16.950 billion. The Company expects growth from average yield on total revenue to be approximately 4 percent and average yield on related revenue to be approximately 5 percent. The Company expects the impact from volume on total revenue to be in the range of (0.25) percent to 0.25 percent.

•Adjusted EBITDA: Republic expects adjusted EBITDA to be in the range of $5.275 billion to $5.325 billion.

•Adjusted Diluted Earnings per Share: The Company expects adjusted diluted earnings per share to be in the range of $6.82 to $6.90.

•Adjusted Free Cash Flow: Republic expects adjusted free cash flow to be in the range of $2.320 billion to $2.360 billion. The Company expects to receive between $1.860 billion to $1.900 billion of property and equipment, net of proceeds from the sale of property and equipment.

•Acquisitions: Republic expects to invest approximately $1 billion in acquisitions in 2025.

“We expect to deliver another strong year of profitable growth in 2025,” said Mr. Vander Ark. “Our outlook is supported by pricing in excess of cost inflation, continued contribution from acquisitions, productivity enhancements from our digital tools and investments in sustainability innovation to drive long-term value creation.”

Company Declared Quarterly Dividend

Republic previously announced that its Board of Directors declared a regular quarterly dividend of $0.58 per share for shareholders of record on April 2, 2025. The dividend will be paid on April 15, 2025.

Presentation of Certain Performance Metrics and Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income - Republic, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA by business type, adjusted EBITDA margin by business type and adjusted free cash flow are described in the Performance Metrics and Reconciliations of Certain Non-GAAP Measures section of this document.

About Republic Services

Republic Services, Inc. is a leader in the environmental services industry. Through its subsidiaries, the Company provides customers with the most complete set of products and services, including recycling, solid waste, special waste, hazardous waste and field services. Republic’s industry-leading commitments to advance circularity and support decarbonization are helping deliver on its vision to partner with customers to create a more sustainable world. For more information, please visit RepublicServices.com.

For more information, contact:
Media Inquiries	Investor Inquiries
Roman Blahoski (480) 718-0328	Aaron Evans (480) 718-0309
media@RepublicServices.com	investor@RepublicServices.com

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$74	$140
Accounts receivable, less allowance for doubtful accounts and other of $74 and $83, respectively	1,821	1,768
Prepaid expenses and other current assets	511	473
Total current assets	2,406	2,381
Restricted cash and marketable securities	208	164
Property and equipment, net	11,877	11,351
Goodwill	15,982	15,834
Other intangible assets, net	546	496
Other assets	1,383	1,184
Total assets	$32,402	$31,410
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,345	$1,412
Notes payable and current maturities of long-term debt	862	932
Deferred revenue	485	467
Accrued landfill and environmental costs, current portion	159	141
Accrued interest	101	104
Other accrued liabilities	1,176	1,172
Total current liabilities	4,128	4,228
Long-term debt, net of current maturities	11,851	11,887
Accrued landfill and environmental costs, net of current portion	2,432	2,281
Deferred income taxes and other long-term tax liabilities, net	1,594	1,527
Insurance reserves, net of current portion	402	349
Other long-term liabilities	588	595
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 313 and 321 issued including shares held in treasury, respectively	3	3
Additional paid-in capital	1,767	2,901
Retained earnings	9,774	8,434
Treasury stock, at cost; 1 and 6 shares, respectively	(113)	(784)
Accumulated other comprehensive loss, net of tax	(26)	(12)
Total Republic Services, Inc. stockholders' equity	11,405	10,542
Non-controlling interests in consolidated subsidiary	2	1
Total stockholders' equity	11,407	10,543
Total liabilities and stockholders' equity	$32,402	$31,410

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$4,046	$3,832	$16,032	$14,965
Expenses:
Cost of operations	2,317	2,264	9,350	8,943
Depreciation, depletion and amortization	443	402	1,677	1,501
Accretion	27	25	107	98
Selling, general and administrative	447	431	1,674	1,609
Adjustment to withdrawal liability for a multiemployer pension fund	—	5	—	5
Gain on business divestitures and impairments, net	—	(2)	(1)	(4)
Restructuring charges	9	6	29	33
Operating income	803	701	3,196	2,780
Interest expense	(134)	(129)	(539)	(508)
Loss on extinguishment of debt	—	—	(2)	—
Loss from unconsolidated equity method investments	(139)	(95)	(255)	(94)
Interest income	2	2	9	6
Other income, net	—	4	23	7
Income before income taxes	532	483	2,432	2,191
Provision for income taxes	20	43	388	460
Net income	512	440	2,044	1,731
Net loss attributable to non-controlling interests in consolidated subsidiary	—	—	(1)	—
Net income attributable to Republic Services, Inc.	$512	$440	$2,043	$1,731
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$1.63	$1.40	$6.50	$5.47
Weighted average common shares outstanding	313.4	315.1	314.4	316.2
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$1.63	$1.39	$6.49	$5.47
Weighted average common and common equivalent shares outstanding	313.8	315.7	314.8	316.7
Cash dividends per common share	$0.580	$0.535	$2.230	$2.060

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Year Ended December 31,
	2024	2023
Cash provided by operating activities:
Net income	$2,044	$1,731
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion, amortization and accretion	1,784	1,599
Non-cash interest expense	71	86
Stock-based compensation	42	41
Deferred tax provision	87	102
Provision for doubtful accounts, net of adjustments	27	53
Loss on extinguishment of debt	2	—
Gain on disposition of assets and asset impairments, net	(19)	(1)
Environmental adjustments	7	2
Loss from unconsolidated equity method investments	255	94
Other non-cash items	(10)	(1)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(76)	(71)
Prepaid expenses and other assets	(171)	(30)
Accounts payable	(27)	83
Capping, closure and post-closure expenditures	(56)	(61)
Remediation expenditures	(62)	(55)
Other liabilities	14	43
Proceeds for retirement of certain hedging relationships	24	3
Cash provided by operating activities	3,936	3,618
Cash used in investing activities:
Purchases of property and equipment	(1,855)	(1,631)
Proceeds from sales of property and equipment	47	29
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(753)	(2,065)
Cash received from business divestitures	2	6
Purchases of restricted marketable securities	(26)	(29)
Sales of restricted marketable securities	24	13
Other	—	10
Cash used in investing activities	(2,561)	(3,667)
Cash (used in) provided by financing activities:
Proceeds from credit facilities and notes payable, net of fees	24,020	39,221
Proceeds from issuance of senior notes, net of discount and fees	889	2,172
Payments of credit facilities and notes payable	(25,109)	(40,411)
Issuances of common stock, net	(14)	(1)
Purchases of common stock for treasury	(482)	(262)
Cash dividends paid	(687)	(638)
Contingent consideration payments	(15)	(19)
Cash (used in) provided by financing activities	(1,398)	62
Effect of foreign exchange rate changes on cash	(2)	1
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(25)	14
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	228	214
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$203	$228

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2024 (when filed). All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months and year ended December 31, 2024 and 2023:

	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024		2023
Collection:
Residential	$743	18.3%	$719	18.8%	$2,939	18.3%	$2,823	18.9%
Small-container	1,221	30.2	1,168	30.5	4,820	30.1	4,439	29.7
Large-container	747	18.5	730	19.1	3,024	18.9	2,922	19.5
Other	17	0.4	18	0.5	72	0.4	69	0.4
Total collection	2,728	67.4	2,635	68.9	10,855	67.7	10,253	68.5
Transfer	445		418		1,780		1,699
Less: intercompany	(242)		(230)		(975)		(933)
Transfer, net	203	5.0	188	4.9	805	5.0	766	5.1
Landfill	747		713		2,981		2,885
Less: intercompany	(304)		(293)		(1,240)		(1,206)
Landfill, net	443	11.0	420	11.0	1,741	10.9	1,679	11.2
Environmental solutions	499		427		1,907		1,701
Less: intercompany	(17)		(14)		(64)		(76)
Environmental solutions, net	482	11.9	413	10.8	1,843	11.5	1,625	10.9
Other:
Recycling processing and commodity sales	99	2.4	86	2.2	409	2.5	312	2.1
Other non-core	91	2.3	90	2.2	379	2.4	330	2.2
Total other	190	4.7	176	4.4	788	4.9	642	4.3
Total revenue	$4,046	100.0%	$3,832	100.0%	$16,032	100.0%	$14,965	100.0%
The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months and year ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Average yield	4.4%	6.3%	5.1%	6.1%
Fuel recovery fees	(0.9)	(0.3)	(0.4)	(0.2)
Total price	3.5	6.0	4.7	5.9
Volume	(1.2)	0.3	(1.1)	0.5
Change in workdays	0.5	(0.1)	0.3	—
Recycling processing and commodity sales	0.2	0.5	0.5	(0.5)
Environmental solutions	1.3	(1.0)	0.1	0.1
Total internal growth	4.3	5.7	4.5	6.0
Acquisitions / divestitures, net	1.3	2.9	2.6	4.8
Total	5.6%	8.6%	7.1%	10.8%

Core price	6.1%	7.2%	6.5%	7.4%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in core price, average yield and volume as a percentage of related-business revenue, defined as total revenue excluding recycled commodities, fuel recovery fees and environmental solutions revenue, to determine the effectiveness of our pricing and organic growth strategies. The following table reflects core price, average yield and volume as a percentage of related-business revenue for the three months and year ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	As a % of Related Business		As a % of Related Business
Average yield	5.3%	7.7%	6.2%	7.3%
Core price	7.3%	8.8%	7.8%	8.9%
Volume	(1.5)%	0.4%	(1.3)%	0.7%
The following table reflects changes in average yield and volume, as a percentage of related business revenue by line of business, for the three months and year ended December 31, 2024 and 2023:

	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024		2023
	Yield	Volume	Yield	Volume	Yield	Volume	Yield	Volume
Collection:
Residential	5.6%	(2.8)%	7.4%	(2.4)%	5.9%	(2.7)%	5.9%	(0.5)%
Small-container	6.1%	(0.3)%	11.2%	0.2%	8.4%	(0.3)%	10.1%	0.9%
Large-container	5.9%	(4.6)%	7.7%	(1.4)%	6.2%	(4.0)%	8.6%	(0.9)%
Landfill:
Municipal solid waste	5.6%	(0.2)%	6.3%	3.7%	5.4%	0.7%	6.0%	1.5%
Construction and demolition waste	1.5%	17.0%	7.4%	(2.1)%	3.9%	3.8%	6.6%	(2.7)%
Special waste	—%	(0.8)%	—%	12.7%	—%	(1.6)%	—%	12.4%
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months and year ended December 31, 2024 and 2023 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024		2023
Labor and related benefits	$801	19.8%	$761	19.9%	$3,213	20.0%	$2,994	20.0%
Transfer and disposal costs	270	6.7	267	7.0	1,101	6.9	1,055	7.1
Maintenance and repairs	363	9.0	352	9.2	1,468	9.2	1,388	9.3
Transportation and subcontract costs	328	8.1	290	7.6	1,212	7.6	1,171	7.8
Fuel	109	2.7	135	3.5	470	2.9	542	3.6
Disposal fees and taxes	87	2.1	86	2.2	351	2.2	348	2.3
Landfill operating costs	91	2.2	85	2.2	367	2.3	335	2.2
Risk management	101	2.5	98	2.6	401	2.4	385	2.6
Other	198	4.9	190	4.9	796	5.0	725	4.9
Subtotal	2,348	58.0	2,264	59.1	9,379	58.5	8,943	59.8
Gain on certain divestitures and impairments, net	(29)	(0.7)	—	—	(29)	(0.2)	—	—
Total cost of operations	$2,319	57.3%	$2,264	59.1%	$9,350	58.3%	$8,943	59.8%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies and of ours for prior periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three months and year ended December 31, 2024 and 2023 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024		2023
Salaries	$294	7.3%	$280	7.3%	$1,129	7.0%	$1,050	7.0%
Provision for doubtful accounts	7	0.2	15	0.4	27	0.2	53	0.4
Other	146	3.5	128	3.3	518	3.2	472	3.1
Subtotal	447	11.0	423	11.0	1,674	10.4	1,575	10.5
US Ecology acquisition integration and deal costs	—	—	9	0.2	—	—	34	0.2
Total selling, general and administrative expenses	$447	11.0%	$432	11.2%	$1,674	10.4%	$1,609	10.7%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies and of ours for prior periods.
PERFORMANCE METRICS AND RECONCILIATIONS OF CERTAIN NON-GAAP MEASURES
The following tables calculate EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA and adjusted EBITDA margin by business type, adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, adjusted diluted earnings per share, and adjusted free cash flow, which are not measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months and year ended December 31, 2024 and 2023. Our definitions of the foregoing non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Adjusted EBITDA and Adjusted EBITDA Margin
The following table calculates adjusted EBITDA and adjusted EBITDA margin for the three months and year ended December 31, 2024 and 2023 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024		2023
Net income attributable to Republic Services, Inc. and net income margin	$512	12.7%	$440	11.5%	2,043	12.7%	$1,731	11.6%
Net loss attributable to noncontrolling interests	—		—		1		—
Provision for income taxes	20		43		388		460
Other income, net	—		(4)		(23)		(7)
Interest income	(2)		(2)		(9)		(6)
Interest expense	134		129		539		508
Depreciation, depletion and amortization	443		402		1,677		1,501
Accretion	27		25		107		98
EBITDA and EBITDA margin	$1,134	28.0%	$1,033	27.0%	$4,723	29.5%	$4,285	28.6%
Loss from unconsolidated equity method investment	139		95		255		94
Loss on extinguishment of debt and other related costs	—		—		2		—
Adjustment to withdrawal liability for a multiemployer pension fund	—		4		—		5
Restructuring charges	9		6		29		33
Gain on certain divestitures and impairments, net	(29)		(2)		(30)		(4)
US Ecology acquisition integration and deal costs	—		9		—		34
Total adjustments	$119		$112		$256		$162
Adjusted EBITDA and adjusted EBITDA margin	$1,253	31.0%	$1,145	29.9%	$4,979	31.1%	$4,447	29.7%
Adjusted EBITDA and Adjusted EBITDA Margin by Business Type
The following table summarizes revenue, adjusted EBITDA and adjusted EBITDA margin by business type for the three months and year ended December 31, 2024 (in millions of dollars and adjusted EBITDA margin as a percentage of revenue):

	Three Months Ended December 31, 2024
	Recycling & Waste	Environmental Solutions	Total
Revenue	$3,564	$482	$4,046
Adjusted EBITDA(a)	$1,134	$119	$1,253
Adjusted EBITDA Margin	31.8%	24.7%	31.0%

	Year Ended December 31, 2024
	Recycling & Waste	Environmental Solutions	Total
Revenue	$14,189	$1,843	$16,032
Adjusted EBITDA(a)	$4,543	$436	$4,979
Adjusted EBITDA Margin	32.0%	23.7%	31.1%
(a) Certain corporate expenses, including selling, general and administrative expenses, and National Accounts revenue are allocated to the two business types.
The amounts shown for Recycling & Waste represent the sum of our Group 1 and Group 2 reportable segments, and Environmental Solutions represents our Group 3 reportable segment.
Adjusted Earnings Per Share
The following table calculates adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, and adjusted diluted earnings per share for the three months and year ended December 31, 2024 and 2023:

	Three Months Ended December 31, 2024				Three Months Ended December 31, 2023
				Diluted				Diluted
			Net	Earnings			Net	Earnings
	Pre-tax	Tax	Income -	per	Pre-tax	Tax	Income -	per
	Income	Impact(1)	Republic	Share	Income	Impact(1)	Republic	Share
As reported	$532	$20	$512	$1.63	$483	$43	$440	$1.39
Restructuring charges	9	2	7	0.02	6	2	4	0.01
Gain on certain divestitures and impairments, net	(29)	(7)	(22)	(0.07)	(2)	6	(8)	(0.02)
Settlements and withdrawals on pension plans	—	—	—	—	4	1	3	0.01
US Ecology acquisition integration and deal costs	—	—	—	—	9	2	7	0.02
Total adjustments	(20)	(5)	(15)	(0.05)	17	11	6	0.02
As adjusted	$512	$15	$497	$1.58	$500	$54	$446	$1.41

	Year Ended December 31, 2024				Year Ended December 31, 2023
				Diluted				Diluted
			Net	Earnings			Net	Earnings
	Pre-tax	Tax	Income -	per	Pre-tax	Tax	Income -	per
	Income	Impact(1)	Republic	Share	Income	Impact(1)	Republic	Share
As reported	$2,432	$389	$2,043	$6.49	$2,191	$460	$1,731	$5.47
Gain on extinguishment of debt and other related costs, net	(6)	(2)	(4)	(0.01)	—	—	—	—
Restructuring charges	29	8	21	0.07	33	8	25	0.08
Gain on certain divestitures and impairments, net	(30)	(8)	(22)	(0.07)	(4)	5	(9)	(0.03)
Settlements and withdrawals on pension plans	(8)	(2)	(6)	(0.02)	5	2	3	0.01
US Ecology acquisition integration and deal costs	—	—	—	—	34	9	25	0.08
Total adjustments	(15)	(4)	(11)	(0.03)	68	24	44	0.14
As adjusted	$2,417	$385	$2,032	$6.46	$2,259	$484	$1,775	$5.61
(1) The income tax effect related to our adjustments includes both current and deferred income tax impact and is individually calculated based on the statutory rates applicable to each adjustment.
We believe that presenting EBITDA and EBITDA margin is useful to investors because they provide important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDA margin demonstrate our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years.
We believe that presenting adjusted EBITDA and adjusted EBITDA margin, adjusted EBITDA margin by business type, adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, and adjusted diluted earnings per share provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.
Gain on extinguishment of debt and other related costs, net. During the year ended December 31, 2024, we recognized a loss of $2 million due to the amendment and restatement of our credit facility. Additionally, we recorded a net gain of $8 million during the year ended December 31, 2024, attributable to the early settlement of certain cash flow hedges related to the term loan facility. The gain was recognized as a reduction of interest expense. During the year ended December 31, 2023, we incurred a loss on the early extinguishment of debt related to the early repayment of a portion of our term loan facility. We incurred non-cash charges related to the proportional share of unamortized deferred issuance costs of less than $1 million.
Restructuring charges. During the three months and year ended December 31, 2024, we incurred restructuring charges of $9 million and $29 million, respectively, and during the three months and year ended December 31, 2023, we incurred restructuring charges of $6 million and $33 million, respectively. The 2024 charges primarily related to the redesign of our asset management, and customer and order management software systems. Of the 2023 charges, $9 million related to the early termination of certain leases and $24 million related to the redesign of our asset management, and customer and order management software systems. During the year ended December 31, 2024 and 2023, we paid $25 million and $39 million, respectively, related to these restructuring efforts.
Gain on certain divestitures and impairments, net. During the three months and year ended December 31, 2024, we recorded a net gain on certain divestitures and impairments of $29 million and $30 million, respectively, of which $29 million was due to a gain on sale of a transfer station facility and $1 million related to a gain on business divestitures and impairments. During the three months and year ended December 31, 2023, we recorded a net gain on business divestitures and impairments of $2 million and $4 million, respectively.
Settlements and withdrawals on pension plans. During the year ended December 31, 2024, we recognized a settlement of our defined benefit pension plan. The settlement included a combination of lump-sum payments to participants who elected to receive them and the transfer of benefit obligations to a third-party insurance company under a group annuity contract. As a result of the settlements, we recognized a non-cash gain of $8 million during the year ended December 31, 2024, related to the accelerated recognition of the unamortized net actuarial gains in accumulated other comprehensive loss.
US Ecology, Inc. acquisition integration and deal costs. During the three months and year ended December 31, 2023, we incurred acquisition integration and deal costs of $9 million and $34 million, respectively, in connection with the acquisition of US Ecology, Inc, which included certain costs to integrate the business. The acquisition closed on May 2, 2022. Our integration of the business was substantially complete as of December 31, 2023.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Cash provided by operating activities	$3,936	$3,618
Property and equipment received	(1,818)	(1,717)
Proceeds from sales of property and equipment	47	29
Restructuring payments, net of tax	19	29
Cash tax benefit for debt extinguishment and other related costs	(1)	—
Divestiture related tax payments	—	1
US Ecology acquisition integration and deal costs, net of tax	—	25
Adjusted free cash flow	$2,183	$1,985
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments.

Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,855	$1,631
Adjustments for property and equipment received in a different period	(37)	86
Property and equipment received during the period	$1,818	$1,717
The adjustments noted above do not affect our net change in cash, cash equivalents, restricted cash and restricted cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of December 31, 2024 and December 31, 2023, accounts receivable were $1,821 million and $1,768 million, net of allowance for doubtful accounts of $74 million and $83 million, respectively, resulting in days sales outstanding of 40.9, or 30.0 days net of deferred revenue, compared to 42.0, or 30.9 days net of deferred revenue, respectively.
CASH DIVIDENDS
In October 2024, we paid a cash dividend of $182 million to shareholders of record as of October 2, 2024. As of December 31, 2024, we recorded a quarterly dividend payable of $181 million to shareholders of record at the close of business on January 2, 2025, which was paid on January 15, 2025.
SHARE REPURCHASE PROGRAM
During the three months ended December 31, 2024, we repurchased 0.8 million shares of our common stock for $160 million at a weighted average cost per share of $201. As of December 31, 2024, the remaining authorized purchase capacity under our October 2023 repurchase program was $2.5 billion.
RECONCILIATION OF 2025 FINANCIAL GUIDANCE
Adjusted EBITDA
The following is a summary of our anticipated adjusted EBITDA for the year ending December 31, 2025, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2025
Net income attributable to Republic Services, Inc.	$ 2,110 - 2,140
Provision for income taxes	525 - 535
Interest expense, net	565
Depreciation, depletion, amortization and accretion	1,890 - 1,900
Loss from unconsolidated equity method investments	170
Restructuring charges	15
Adjusted EBITDA	$ 5,275 - 5,325
We believe that presenting adjusted EBITDA provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.

Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2025, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2025
Diluted earnings per share	$ 6.79 - 6.87
Restructuring charges	0.03
Adjusted diluted earnings per share	$ 6.82 - 6.90
We believe that presenting adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2025, which is not a measure determined in accordance with U.S. GAAP, is calculated as follows:

(Anticipated) Year Ending December 31, 2025
Cash provided by operating activities	$ 4,170 - 4,250
Property and equipment received	(1,870) - (1,910)
Proceeds from sales of property and equipment	10
Restructuring payments, net of tax	10
Adjusted free cash flow	$ 2,320 - 2,360
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Our financial guidance is based on current economic conditions.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the impacts of the overall global economy and increasing interest rates, impacts from international trade restrictions, our ability to effectively integrate and manage companies we acquire, and to realize the anticipated benefits of any such acquisitions, the amount of the financial contribution of our sustainability initiatives, acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States, as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2024, particularly under Part I, Item 1A – Risk Factors. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.